SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                          Actuate Software Corporation
                          ----------------------------
                                (Name of Issuer)



                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)



                                    00508B102
                                 --------------
                                 (CUSIP Number)



                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 28
                            Exhibit Index on Page 26

CUSIP NO. 483600102                                           PAGE 2 OF 28 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel IV L.P. ("A4")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    4,887,006  shares,  except  that  Accel IV  Associates  L.P.
    NUMBER OF       ("A4A"),  the  general  partner of A4, may be deemed to have
     SHARES         sole  power  to  vote  these   shares,   and  Swartz  Family
   BENEFICIALLY     Partnership L.P. ("SFP"),  James W. Breyer ("Breyer"),  Luke
    OWNED BY        B. Evnin  ("Evnin"),  Eugene D. Hill, III ("Hill"),  Paul H.
      EACH          Klingenstein    ("Klingenstein"),    Arthur   C.   Patterson
    REPORTING       ("Patterson"),  G. Carter Sednaoui ("Sednaoui") and James R.
     PERSON         Swartz  ("Swartz"),  the  general  partners  of A4A,  may be
      WITH          deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    4,887,006  shares,  except that A4A, the general  partner of
                    A4,  may be deemed to have sole  power to  dispose  of these
                    shares,  and  SFP,  Breyer,   Evnin,   Hill,   Klingenstein,
                    Patterson, Sednaoui and Swartz, the general partners of A4A, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,887,006
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   17.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 3 OF 28 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel IV Associates L.P. ("A4A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    4,887,006  shares,  all of which are directly owned by Accel
    NUMBER OF       IV L.P.  ("A4").  A4A,  the  general  partner  of A4, may be
     SHARES         deemed to have sole power to vote these  shares,  and Swartz
   BENEFICIALLY     Family Partnership L.P. ("SFP"), James W. Breyer ("Breyer"),
    OWNED BY        Luke B. Evnin ("Evnin"),  Eugene D. Hill, III ("Hill"), Paul
      EACH          H.  Klingenstein   ("Klingenstein"),   Arthur  C.  Patterson
    REPORTING       ("Patterson"),  G. Carter Sednaoui ("Sednaoui") and James R.
     PERSON         Swartz  ("Swartz"),  the  general  partners  of A4A,  may be
      WITH          deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    4,887,006  shares,  all of which are  directly  owned by A4.
                    A4A, the general partner of A4, and SFP, the general partner of A4A, may be deemed to have sole power to dispose of these
                    shares,  and  SFP,  Breyer,   Evnin,   Hill,   Klingenstein,
                    Patterson, Sednaoui and Swartz, the general partners of A4A, may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,887,006
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   17.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 4 OF 28 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Keiretsu L.P. ("AK")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    99,596  shares,  except  that  Accel  Partners  &  Co.  Inc.
    NUMBER OF       ("AP&C"),  the general  partner of AK, may be deemed to have
     SHARES         sole  power  to vote  these  shares,  and  James  W.  Breyer
   BENEFICIALLY     ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    OWNED BY        ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
      EACH          Sednaoui  ("Sednaoui ") and James R. Schwartz  ("Schwartz"),
    REPORTING       the officers of AP&C,  may be deemed to have shared power to
     PERSON         vote these shares.
      WITH          ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    99,596 shares,  except that AP&C, the general partner of AK, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill,  Patterson,  Sednaoui and Schwartz,
                    the officers of AP&C,  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   99,596
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 5 OF 28 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Partners & Co. Inc. ("AP&C")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    99,596  shares,  all of which  are  directly  owned by Accel
    NUMBER OF       Keiretsu L.P.  ("AK").  AP&C, the general partner of AK, may
     SHARES         be deemed to have sole power to vote these shares, and James
   BENEFICIALLY     W. Breyer  ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D.
    OWNED BY        Hill, III ("Hill"),  Arthur C. Patterson  ("Patterson"),  G.
      EACH          Carter   Sednaoui   ("Sednaoui  ")  and  James  R.  Schwartz
    REPORTING       ("Schwartz"),  the  officers of AP&C,  may be deemed to have
     PERSON         shared power to vote these shares.
      WITH          ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    99,596 shares,  all of which are directly owned by AK. AP&C, the general  partner of AK, may be deemed to have sole power to  dispose  of  these  shares,  and  Breyer,  Evnin,  Hill,
                    Patterson,  Sednaoui and Schwartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   99,596
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.4%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 6 OF 28 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '93 L.P. ("AI93")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    193,950 shares, except that James W. Breyer ("Breyer"), Luke
    NUMBER OF       B. Evnin ("Evnin"),  Paul H. Klingenstein  ("Klingenstein"),
     SHARES         Arthur  C.  Patterson  ("Patterson"),   G.  Carter  Sednaoui
   BENEFICIALLY     ("Sednaoui  ")  and  James  R.  Schwartz  ("Schwartz"),  the
    OWNED BY        general partners of AI93, may be deemed to have shared power
      EACH          to vote these shares.
    REPORTING       ------------------------------------------------------------
     PERSON      6  SHARED VOTING POWER
      WITH          See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    193,950  shares,  except that Breyer,  Evnin,  Klingenstein,
                    Patterson,  Sednaoui and Schwartz,  the general  partners of
                    AI93, may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   193,950
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 7 OF 28 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V L.P. ("A5")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    11,288  shares,   except  that  Accel  V  Associates  L.L.C.
    NUMBER OF       ("A5A"),  the  general  partner of A5, may be deemed to have
     SHARES         sole power to vote these shares,  and ACP Family Partnership
   BENEFICIALLY     L.P.  ("ACPFP"),  Swartz Family  Partnership  L.P.  ("SFP"),
    OWNED BY        James W. Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene
      EACH          D. Hill, III ("Hill"), Arthur C. Patterson ("Patterson"), G.
    REPORTING       Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and
     PERSON         J. Peter Wagner ("Wagner"), the managing members of A5A, may
      WITH          be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    11,288 shares,  except that A5A, the general  partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer,  Evnin, Hill,  Patterson,  Sednaoui,
                    Swartz and  Wagner,  the  managing  members  of A5A,  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   11,288
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 8 OF 28 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel V Associates L.L.C. ("A5A")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    11,288  shares,  all of which are directly  owned by Accel V
    NUMBER OF       L.P. ("A5"). Accel V Associates L.L.C.  ("A5A"), the general
     SHARES         partner  of A5,  may be deemed  to have  sole  power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B. Evnin  ("Evnin"),  Eugene D. Hill,  III
    REPORTING       ("Hill"),  Arthur  C.  Patterson  ("Patterson"),  G.  Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    11,288  shares,  all of which are directly owned by A5. A5A, the general  partner of A5, may be deemed to have sole power to dispose of these shares,  and ACPFP, SFP, Breyer,  Evnin,
                    Hill, Patterson,  Sednaoui,  Swartz and Wagner, the managing members  of A5A,  may be  deemed  to have  shared  power  to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   11,288
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                           PAGE 9 OF 28 PAGES
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund L.P. ("AISTF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,506   shares,   except   that   Accel   Internet/Strategic
    NUMBER OF       Technology Fund Associates  L.L.C.  ("AISTFA"),  the general
     SHARES         partner  of AISTF,  may be deemed to have sole power to vote
   BENEFICIALLY     these shares,  and ACP Family  Partnership  L.P.  ("ACPFP"),
    OWNED BY        Swartz  Family  Partnership  L.P.  ("SFP"),  James W. Breyer
      EACH          ("Breyer"),  Luke B.  Evnin  ("Evnin"),  Donald  A.  Gooding
    REPORTING       ("Gooding"),   Eugene  D.  Hill,  III  ("Hill"),  Arthur  C.
     PERSON         Patterson  ("Patterson"),  G. Carter Sednaoui  ("Sednaoui"),
      WITH          James R. Swartz  ("Swartz") and J. Peter Wagner  ("Wagner"),
                    the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    1,506  shares,  except that A5A, the general  partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer,  Evnin, Hill,  Patterson,  Sednaoui,
                    Swartz and Wagner,  the managing  members of AISTFA,  may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,506
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 10 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,506   shares,   all  of   which   are   owned   by   Accel
    NUMBER OF       Internet/Strategic  Technology Fund L.P. ("AISTF").  AISTFA,
     SHARES         the  general  partner  of AISTF,  may be deemed to have sole
   BENEFICIALLY     power to vote these shares,  and ACP Family Partnership L.P.
    OWNED BY        ("ACPFP"),  Swartz Family Partnership L.P. ("SFP"), James W.
      EACH          Breyer ("Breyer"),  Luke B. Evnin ("Evnin"), Eugene D. Hill,
    REPORTING       III ("Hill"),  Arthur C. Patterson ("Patterson"),  G. Carter
     PERSON         Sednaoui  ("Sednaoui"),  James R. Swartz  ("Swartz")  and J.
      WITH          Peter Wagner ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                    power to vote these shares.
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    See response to row 5.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    1,506 shares,  all of which are owned by AISTF.  AISTFA, the general  partner of AISTF,  may be deemed to have sole power to dispose of these shares,  and ACPFP, SFP, Breyer,  Evnin,
                    Hill, Patterson,  Sednaoui,  Swartz and Wagner, the managing members  of AISTF,  may be deemed  to have  shared  power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,506
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 11 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Accel Investors '96(B) L.P. ("AI96B")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    6,394 shares, except that the Swartz Family Partnership L.P.
    NUMBER OF       ("SFP"),  James W. Breyer  ("Breyer"),  Arthur C.  Patterson
     SHARES         ("Patterson"),  G. Carter Sednaoui ("Sednaoui") and James R.
   BENEFICIALLY     Schwartz ("Schwartz"), the general partners of AI96B, may be
    OWNED BY        deemed to have shared power to vote these shares.
      EACH          ------------------------------------------------------------
    REPORTING    6  SHARED VOTING POWER
     PERSON         See response to row 5.
      WITH          ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    6,394 shares,  except that SFP, Breyer,  Patterson< Sednaoui and Schwartz, the general partners of AI96(B), may be deemed to have shared power to dispose of thes shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   6,394
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 12 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ACP Family Partnership L.P. ("ACPFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       0 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        12,794 shares, of which 11,288 are directly owned by Accel V
      EACH          L.P.   ("A5")  and  1,506  are   directly   owned  by  Accel
    REPORTING       Internet/Strategic  Technology Fund L.P. ("AISTF"). ACPFP is
     PERSON         a managing member of Accel V Associates L.L.C.  ("A5A"), the
      WITH          general  partner  of A4,  and a  managing  member  of  Accel
                    Internet/Strategic   Technology   Fund   Associates   L.L.C.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    12,794 shares,  of which 11,288 are directly owned by A5 and
                    1,506  are  directly  owned by  AISTF.  ACPFP is a  managing member of A5A,  the  general  partner  of A4, and a managing member of AISTFA,  the general partner of AISTF,  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   12,794
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 13 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Swartz Family Partnership L.P. ("SFP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

    NUMBER OF       0 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        4,889,800  shares,  of which 4,887,006 are directly owned by
      EACH          Accel IV L.P.  ("A4"),  11,288 are directly owned by Accel V
    REPORTING       L.P.  ("A5") and 6,394 are directly owned by Accel Investors
     PERSON         '96(B) L.P. ("AI96B").  SFP is a general partner of Accel IV
      WITH          Associates  L.L.C.  ("A4A"),  the  general  partner of A4, a managing member of Accel V Associates  L.L.C.  ("A5A"),  the general  partner of A5,  and a general  partner of AI96B and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    4,889,800  shares,  of which 4,887,006 are directly owned by
                    A4,  11,288 are directly  owned by A5 and 6,394 are directly owned by AI96B. SFP is a general partner of A4A, the general partner of A4, a managing member of A5A, the general partner of A5,  and a general  partner of AI96B and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,889,800
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   17.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 14 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James W. Breyer ("Breyer")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF       109,148 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        5,199,740  shares,  of which 4,887,006 are directly owned by
      EACH          Accel IV L.P.  ("A4"),  99,596 are  directly  owned by Accel
    REPORTING       Keiretsu L.P.  ("AK"),  193,950 are directly  owned by Accel
     PERSON         Investors '93 L.P.  ("AI93"),  11,288 are directly  owned by
      WITH          Accel V L.P.  ("A5"),  1,506  are  directly  owned  by Accel
                    Internet Strategic  Technology Fund L.P. ("AISTF") and 6,394
                    are directly owned by Accel Investors '96(B) L.P. ("AI96B").
                    Breyer is a general  partner of Accel IV  Associates  L.L.C.
                    ("A4A"),  the  general  partner  of A4, an  officer of Accel
                    Partners & Co. Inc.  ("AP&C"),  the general partner of AK, a general  partner  of  AI93,  a  managing  member  of Accel V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet Strategic  Technology Fund
                    Associates  L.P.  ("AISTFA"),  the general partner of AISTF, and a  general  partner  of AI96B  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    109,148 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    5,199,740  shares,  of which 4,887,006 are directly owned by
                    A4,  99,596 are directly  owned by AK,  193,950 are directly owned by AI93,  11,288 are  directly  owned by A5, 1,506 are directly  owned by AISTF  and 6,394  are  directly  owned by
                    AI96B.  Breyer  is a general  partner  of A4A,  the  general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general partner of AI93, a managing member of A5A, the general  partner  of A5, a managing  member of  AISTFA,  the general partner of AISTF, and a general partner of AI96B and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   5,308,888
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   19.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 15 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Luke B. Evnin ("Evnin")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF       0 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        5,193,346  shares,  of which 4,887,006 are directly owned by
      EACH          Accel IV L.P.  ("A4"),  99,596 are  directly  owned by Accel
    REPORTING       Keiretsu L.P.  ("AK"),  193,950 are directly  owned by Accel
     PERSON         Investors '93 L.P.  ("AI93"),  11,288 are directly  owned by
      WITH          Accel V L.P.  ("A5") and 1,506 are  directly  owned by Accel
                    Internet Strategic Technology Fund L.P. ("AISTF").  Evnin is
                    a general partner of Accel IV Associates L.L.C. ("A4A"), the general  partner of A4, an  officer of Accel  Partners & Co.
                    Inc. ("AP&C"),  the general partner of AK, a general partner of AI93,  a  managing  member of Accel V  Associates  L.L.C.
                    ("A5A"), the general partner of A5, and a managing member of
                    Accel Internet  Strategic  Technology  Fund  Associates L.P.
                    ("AISTFA"),  the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    5,193,346  shares,  of which 4,887,006 are directly owned by
                    A4,  99,596 are directly  owned by AK,  193,950 are directly owned by AI93, 11,288 are directly owned by A5 and 1,506 are directly owned by AISTF.  Evnin is a general partner of A4A, the general  partner of A4, an officer of AP&C,  the general partner of AK, a general  partner of AI93, a managing member of A5A, the general  partner of A5, and a managing member of
                    AISTFA,  the general partner of AISTF,  and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,193,346
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   18.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 16 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Eugene D. Hill, III ("Hill")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF       0 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        4,999,756  shares,  of which 4,887,006 are directly owned by
      EACH          Accel IV L.P.  ("A4"),  99,596 are  directly  owned by Accel
    REPORTING       Keiretsu L.P.  ("AK"),  11,288 are directly owned by Accel V
     PERSON         L.P.  ("A5") and 1,506 are directly  owned by Accel Internet
      WITH          Strategic Technology Fund L.P. ("AISTF").  Hill is a general partner of Accel IV Associates L.L.C.  ("A4A"),  the general partner  of A4, an  officer  of Accel  Partners  & Co.  Inc.
                    ("AP&C"),  the general  partner of AK, a managing  member of
                    Accel V Associates  L.L.C.  ("A5A"),  the general partner of
                    A5,  and a  managing  member  of  Accel  Internet  Strategic
                    Technology  Fund  Associates  L.P.  ("AISTFA"),  the general partner of AISTF,  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    4,999,756  shares,  of which 4,887,006 are directly owned by
                    A4,  99,596 are  directly  owned by AK,  11,288 are directly owned by A5 and 1,506 are directly owned by AISTF. Hill is a general  partner  of A4A,  the  general  partner  of A4,  an officer  of AP&C,  the  general  partner  of AK, a  managing member of A5A,  the  general  partner  of A5, and a managing member of AISTFA,  the general partner of AISTF,  and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,999,756
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   18.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 17 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Paul H. Klingenstein ("Klingenstein")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF       0 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        5,080,956  shares,  of which 4,887,006 are directly owned by
      EACH          Accel IV L.P. ("A4") and 193,950 are directly owned by Accel
    REPORTING       Investors  '93  L.P.  ("AI93").  Klingenstein  is a  general
     PERSON         partner of Accel IV Associates L.L.C. ("A4A"), and a general
      WITH          partner of AI93,  and may be deemed to have shared  power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    5,080,956  shares,  of which 4,887,006 are directly owned by
                    A4 and 193,950 are directly owned by AI93. Klingenstein is a general  partner of A4A,  the  general  partner of A4, and a general  partner  of AI93 and may be deemed  to have  shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,080,956
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   18.3%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 18 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Arthur C. Patterson ("Patterson")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF       223,126  shares,  of which 115,320 shares are directly owned
     SHARES         by Ellmore C. Patterson Partners ("ECPP").  Patterson is the
   BENEFICIALLY     general partner of ECPP and may be deemed to have sole power
    OWNED BY        to vote the shares held by ECPP.
      EACH          ------------------------------------------------------------
    REPORTING    6  SHARED VOTING POWER
     PERSON         5,199,740  shares,  of which 4,887,006 are directly owned by
      WITH          Accel IV L.P.  ("A4"),  99,596 are  directly  owned by Accel
                    Keiretsu L.P.  ("AK"),  193,950 are directly  owned by Accel
                    Investors '93 L.P.  ("AI93"),  11,288 are directly  owned by
                    Accel V L.P.  ("A5"),  1,506  are  directly  owned  by Accel
                    Internet Strategic  Technology Fund L.P. ("AISTF") and 6,394
                    are directly owned by Accel Investors '96(B) L.P. ("AI96B").
                    Patterson is a general partner of Accel IV Associates L.L.C.
                    ("A4A"),  the  general  partner  of A4, an  officer of Accel
                    Partners & Co. Inc.  ("AP&C"),  the general partner of AK, a general  partner  of  AI93,  a  managing  member  of Accel V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet Strategic  Technology Fund
                    Associates  L.P.  ("AISTFA"),  the general partner of AISTF, and a  general  partner  of AI96B  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    223,126  shares,  of which 115,320 shares are directly owned by Ellmore C. Patterson Partners ("ECPP").  Patterson is the
                    general partner of ECPP and may be deemed to have sole power to vote the shares held by ECPP.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    5,199,740  shares,  of which 4,887,006 are directly owned by
                    A4,  99,596 are directly  owned by AK,  193,950 are directly owned by AI93,  11,288 are  directly  owned by A5, 1,506 are directly  owned by AISTF  and 6,394  are  directly  owned by
                    AI96B.  Patterson  is a general  partner of A4A, the general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general partner of AI93, a managing member of A5A, the general  partner  of A5, a managing  member of  AISTFA,  the general partner of AISTF, and a general partner of AI96B and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,422,866
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   19.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 19 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   G. Carter Sednaoui ("Sednaoui")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF       0 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        5,199,740  shares,  of which 4,887,006 are directly owned by
      EACH          Accel IV L.P.  ("A4"),  99,596 are  directly  owned by Accel
    REPORTING       Keiretsu L.P.  ("AK"),  193,950 are directly  owned by Accel
     PERSON         Investors '93 L.P.  ("AI93"),  11,288 are directly  owned by
      WITH          Accel V L.P.  ("A5"),  1,506  are  directly  owned  by Accel
                    Internet Strategic  Technology Fund L.P. ("AISTF") and 6,394
                    are directly owned by Accel Investors '96(B) L.P. ("AI96B").
                    Sednaoui is a general partner of Accel IV Associates  L.L.C.
                    ("A4A"),  the  general  partner  of A4, an  officer of Accel
                    Partners & Co. Inc.  ("AP&C"),  the general partner of AK, a general  partner  of  AI93,  a  managing  member  of Accel V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet Strategic  Technology Fund
                    Associates  L.P.  ("AISTFA"),  the general partner of AISTF, and a  general  partner  of AI96B  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    5,199,740  shares,  of which 4,887,006 are directly owned by
                    A4,  99,596 are directly  owned by AK,  193,950 are directly owned by AI93,  11,288 are  directly  owned by A5, 1,506 are directly  owned by AISTF  and 6,394  are  directly  owned by
                    AI96B.  Sednaoui  is a general  partner of A4A,  the general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general partner of AI93, a managing member of A5A, the general  partner  of A5, a managing  member of  AISTFA,  the general partner of AISTF, and a general partner of AI96B and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,199,740
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   18.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 20 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   James R. Shwartz ("Shwartz")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF       0 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        5,199,740  shares,  of which 4,887,006 are directly owned by
      EACH          Accel IV L.P.  ("A4"),  99,596 are  directly  owned by Accel
    REPORTING       Keiretsu L.P.  ("AK"),  193,950 are directly  owned by Accel
     PERSON         Investors '93 L.P.  ("AI93"),  11,288 are directly  owned by
      WITH          Accel V L.P.  ("A5"),  1,506  are  directly  owned  by Accel
                    Internet Strategic  Technology Fund L.P. ("AISTF") and 6,394
                    are directly owned by Accel Investors '96(B) L.P. ("AI96B").
                    Shwartz is a general  partner of Accel IV Associates  L.L.C.
                    ("A4A"),  the  general  partner  of A4, an  officer of Accel
                    Partners & Co. Inc.  ("AP&C"),  the general partner of AK, a general  partner  of  AI93,  a  managing  member  of Accel V
                    Associates  L.L.C.  ("A5A"),  the  general  partner of A5, a managing member of Accel Internet Strategic  Technology Fund
                    Associates  L.P.  ("AISTFA"),  the general partner of AISTF, and a  general  partner  of AI96B  and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    5,199,740  shares,  of which 4,887,006 are directly owned by
                    A4,  99,596 are directly  owned by AK,  193,950 are directly owned by AI93,  11,288 are  directly  owned by A5, 1,506 are directly  owned by AISTF  and 6,394  are  directly  owned by
                    AI96B.  Shwartz  is a general  partner of A4A,  the  general partner of A4, an officer of AP&C,  the  general  partner of
                    AK, a general partner of AI93, a managing member of A5A, the general  partner  of A5, a managing  member of  AISTFA,  the general partner of AISTF, and a general partner of AI96B and may be  deemed  to have  shared  power to  dispose  of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,199,740
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   18.7%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 483600102                                          PAGE 21 OF 28 PAGES
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   J. Peter Wagner ("Wagner")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
    NUMBER OF       0 shares
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        12,794 shares, of which 11,288 are directly owned by Accel V
      EACH          L.P.   ("A5")  and  1,506  are   directly   owned  by  Accel
    REPORTING       Internet/Strategic Technology Fund L.P. ("AISTF"). Wagner is
     PERSON         a managing member of Accel V Associates L.L.C.  ("A5A"), the
      WITH          general  partner  of A5,  and a  managing  member  of  Accel
                    Internet/Strategic    Technology    Fund   Associates   L.P.
                    ("AISTFA"), the general partner of AISTFA, and may be deemed to have shared power to vote these shares.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    12,794 shares, of which 11,288 are directly owned by Accel V
                    L.P.   ("A5")  and  1,506  are   directly   owned  by  Accel
                    Internet/Strategic Technology Fund L.P. ("AISTF"). Wagner is
                    a managing member of Accel V Associates L.L.C.  ("A5A"), the general  partner  of A5,  and a  managing  member  of  Accel
                    Internet/Strategic    Technology    Fund   Associates   L.P.
                    ("AISTFA"), the general partner of AISTFA, and may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    12,794
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER

            Actuate Software Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            999 Baker Way, Suite 200
            San Mateo, CA  94404

ITEM 2(A).  NAME OF PERSONS FILING

            This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '93 L.P., a Delaware limited partnership ("AI93"), Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Investors `96(B) L.P., a Delaware limited partnership, the ACP Family Partnership L.P., a Delaware limited partnership and a managing member of A5A and AISTF ("ACPFP"), the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, a managing member of A5A and a general partner of AI96B, James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C, a managing member of A5A, a managing member of AISTFA, a general partner of AI93 and a general partner of AI96(B), Luke B. Evnin ("Evnin"), a general partner of A4A, an officer of AP&C, a managing member of A5A, a managing member of AISTFA and a general partner of AI93, Eugene D. Hill, III ("Hill"), a general partner of A4A, an officer of AP&C, a managing member of A5A and a managing member of AISTFA, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and a general partner of AI93, Arthur C. Patterson ("Patterson"), a general partner of A4A, an officer of AP&C, a managing member of A5A, a managing member of AISTFA, a general partner of AI93 and a general partner of AI96(B), G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C, a managing member of A5A, a managing member of AISTFA, a general partner of AI93 and a general partner of AI96(B), James R. Swartz ("Swartz"), a general partner of A4A, an officer of AP&C, a managing member of A5A, a managing member of AISTFA, a general partner of AI93 and a general partner of AI96(B), and J. Peter Wagner ("Wagner"), a managing member of A5A and a managing member of AISTFA. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Evnin, Hill, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Klingenstein, Patterson, Sednaoui and Swartz are partners of AI93 and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AI93. ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF.

                                                                   Page 23 of 28
ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C)   CITIZENSHIP

            A4, A4A, AK, AI93, A5, AISTF, AI96B , ACPFP and SFP are Delaware limited partnerships. AP&C is a Delaware corporation. A5A and AISTFA are Delaware limited liability companies. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

            Common Stock
            CUSIP # 00508B102

ITEM 3.     Not Applicable

ITEM 4.     OWNERSHIP

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a)   Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

            (b)   Percent of Class:

                  See Row 11 of cover page for each Reporting Person.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of A4, A4A, AK, A5, AISTF, AI93 AI96B, the limited liability company agreements of A5A and AISTFA and the operating agreement of AP&C, the general and limited partners, members or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable

ITEM 10.    CERTIFICATION.

            Not applicable

                                                                   Page 25 of 28
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

Entities:     Accel IV L.P.
              Accel IV Associates L.P.
              Accel Keiretsu L.P.
              Accel Investors '93 L.P.
              Accel Partners and Co. Inc.
              Accel V L.P.
              Accel V Associates L.P.
              Accel Internet/Strategic Technology Fund L.P.
              Accel Internet/Strategic Technology Associates Fund L.P.
              Accel Investors `96(B) L.P.
              ACP Family Partnership L.P.
              Swartz Family Partnership L.P.         By: /s/ G. Carter Sednaoui
                                                        -----------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Paul H. Klingenstein
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner                        By: /s/ G. Carter Sednaoui
                                                        ------------------------
                                                        G. Carter Sednaoui,
                                                        Attorney-in-fact for the
                                                        above-listed individuals

                                  EXHIBIT INDEX
                                                                      Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                    27

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact          28

                                                                   Page 27 of 28
                                    Exhibit A

                            Agreement of Joint Filing

     The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of EPIX Medical, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                                                   Page 28 of 28
                                   Exhibit B

               Reference to G. Carter Sednaoui as Attorney-in-Fact

     G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.